EXHIBIT 99.1

DOLE FOOD COMPANY, INC.
P.O. Box 5132 • Westlake Village, CA 91359-5132 • 818-874-4000 • Fax 818-874-4893

[LOGO]

NEWS RELEASE

CONTACT: C. Michael Carter
818-879-6810

DOLE FOOD COMPANY, INC. ANNOUNCES PRICING OF DEBT OFFERING

WESTLAKE VILLAGE, California — March 18, 2003 — Dole Food Company, Inc. (NYSE:DOL) announced that it has priced at par an offering of $475 million principal amount of 8.875% Senior Notes due 2011, with interest payable semi-annually in cash. The notes were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to persons outside the United States in compliance with Regulation S under the Securities Act.

The net proceeds from the offering, along with proceeds from other sources of financing and available cash at Dole, will be used to pay the consideration, to retire and refinance certain outstanding indebtedness and to pay certain related fees and expenses in connection with the proposed going-private merger transaction in which David H. Murdock, Dole’s Chairman and Chief Executive Officer, will acquire the approximately 76% of Dole’s common stock that he and his affiliates do not already own for $33.50 per share in cash. A stockholder meeting to vote on the proposed merger will be held on March 26, 2003. Assuming stockholder approval of the merger agreement and the satisfaction of financing conditions, Dole expects that the closing of the offering and the delivery of the new notes will occur shortly thereafter.

The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Dole Food Company, Inc., with 2002 revenues of $4.4 billion, is the world’s largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers, and markets a growing line of packaged goods.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

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